Exhibit 3.4

BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701 - 4201 (775) 684 - 5708 Website: www.nvsos.gov Certificate of Change Pursuant to NRS 78.209 USE BLACK INK ONLY - DO NOT HIGHLIGHT ABOVE SPACE IS FOR OFFICE USE ONLY Certificate of Change filed Pursuant to NRS 78.209 For Nevada Profit Corporations 1. Name of corporation: 2. The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders. 3. The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change: 4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change: 41,666,667 shares of Common Stock ; 66,667 shares of Series A Preferred Stock; 3,266,667 Series B Preferred Stock; 1,666,667 5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series: 6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby: 7. Effective date and time of filing: (optional) Date: Time: 8. Signature: (required) (must not be later than 90 days after the certificate is filed) X Signature of Officer Title IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected. Nevada Secretary of State Stock Split Revised: 1 - 5 - 15 This form must be accompanied by appropriate fees. D!C!=!=D *090303* VIVAKOR, INC. Series B - 1 Preferred Stock; 3,333,333 Series C Preferred Stock and 3,333,333 Series C - 1 Preferred Stock, par value $0.001. As a result of the change, each one (1) share of Common Stock will be issued in exchange for each thirty (30) shares of Common Stock held by each record stockholder at the effective date and each one (1) share of Preferred Stock will be issued in exchange for each thirty (30) shares of such class of Preferred Stock held by each record stockholder at the effective date . No fractional shares shall be issued pursuant to the change. Stockholders who would be entitled to receive fractional shares shall be rounded up to the nearest whole share of such class of stock. 1,250,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”); 2,000,000 shares of Series A Preferred Stock; 98,000,000 Series B Preferred Stock; 50,000,000 Series B - 1 Preferred Stock; 100,000,000 Series C Preferred Stock and 100,000,000 Series C - 1 Preferred Stock, par value $0.001 (collectively, the “Preferred Stock”).